EXHIBIT 5


                                                         August 19, 1994


Murphy Oil Corporation
200 Peach Street
El Dorado,  Arkansas  71731

Dear Sirs:


          We are acting as special counsel for Murphy Oil Corporation, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of up to $250,000,000 aggregate principal amount of debt securities ("Securities") to be issued pursuant to an indenture to be dated as of __________, 1994 (the "Indenture") between the Company and Chemical Bank, as Trustee (the "Trustee").

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary in connection with the opinion set forth below.

          Based on the foregoing, we are of the opinion that the execution of the Indenture has been duly authorized by the Board of Directors of the Company. When the Indenture has been duly executed and delivered pursuant to such authorization, the Registration Statement has become effective under the Act and the Securities have been duly executed by the Company, authenticated by the Trustee and delivered against payment therefor, the Securities will be valid and binding obligations of the Company.

          We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus contained therein.


                              Very truly yours,